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                                                                     Exhibit 4.6


                           [FLEET CAPITAL LETTERHEAD]



VIA FACSIMILE (412) 276-6201


June 25, 1997


Theresa Carlise
Chief Financial Officer
National Record Mart, Inc.
507 Forest Ave.
Carnegie, PA  15106-2873


RE: Amendment No. 6

Dear Theresa:

This letter will confirm our conversation of this morning. Effective as of the date of this letter Fleet Capital Corporation (Lender) agrees to amend the Loan and Security Agreement (Agreement) between Lender and National Record Mart dated June 11, 1993 as amended from time to time as follows:

         Section 9.3(A) is deleted in its entirety.

         Section 9.3(C) is deleted in its entirety.

Except as specifically amended herein, the Agreement and all other documents, instruments and agreements executed and/or delivered in connection herewith, shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment No. 6 shall not operate as a waiver of any other right, power or remedy of Lender, nor constitute a waiver of any other provision of the Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.


Very truly yours,

/s/ Walter P. Schuppe

Walter P. Schuppe
Vice President